Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 68 to the Registration Statement on Form N-1A of Fidelity Newbury Street Trust: Treasury Fund (to be renamed Fidelity Treasury Money Market Fund), Prime Fund, and Tax-Exempt Fund (to be renamed Fidelity Tax-Exempt Money Market Fund), of our reports dated December 15, 2015 relating to the financial statements and financial highlights which appears in the October 31, 2015 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP Boston, Massachusetts December 21, 2015